Exhibit 10.1

Dated October 14, 2008; Effective October 1, 2008

Mr. Awadhesh Sinha
46 School House Lane
Roslyn Heights, NY 11577

Dear Mr. Sinha:

          Reference is made to that certain Employment Agreement, dated as of June 15, 2005 (the “Employment Agreement”), by and between Steven Madden, Ltd. (the “Company”) and Awadhesh Sinha (the “Executive”), as amended by Amendment No. 1 to Employment Agreement, dated November 6, 2007 (“Amendment No. 1”, and together with the Employment Agreement, collectively the “Agreement”), by and between the Company and the Executive. This letter constitutes an amendment to the Agreement (“Amendment No. 2”). Except as amended hereby, the Agreement remains in full force and effect. In the event of a conflict between the terms of this Amendment No. 2 and the Agreement, the terms of this Amendment No. 2 shall control. Capitalized terms used and not otherwise defined in this Amendment No. 2 have the meaning ascribed to them in the Agreement.

Effective as of October 1, 2008, the Agreement is hereby amended as follows:

1.	The first two successive sentences of Section 3 of the Employment Agreement, as amended by Section 1.A of Amendment No. 1, are hereby amended and restated in their entirety as follows:

The term of the Executive’s employment, unless sooner terminated in accordance with the provisions set forth herein, shall be for a period commencing July 1, 2005 through December 31, 2010 (the “Initial Term”). Thereafter, unless sooner terminated in accordance with the provisions set forth herein, this Agreement shall be automatically renewed for successive one-year terms (each, a “Renewal Term” and the Initial Term and any such Renewal Term, collectively, the “Term”) on the same terms set forth herein unless at least 120 days prior to the expiration of the Initial Term or 90 days prior to the expiration of any Renewal Term, either party notifies the other party in writing that he or it is electing to terminate this Agreement at the expiration of the then-current Term.

Mr. Awadhesh Sinha
October 14, 2008

2.	Section 4.1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

The Company shall pay to the Executive a base salary at the rate of Five Hundred Forty Thousand ($540,000) Dollars per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations.

3.	Section 4.2 (b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

In respect of the Company’s fiscal year ending December 31, 2005, the Company shall pay to the Executive a cash bonus (payable within 75 days after December 31) equal to the greater of (i) Fifty Thousand ($50,000) dollars and (ii) three percent (3%) of the increase in the Company’s net earnings before interest and taxes (“EBIT”), as derived from the Company’s financial statements included in its periodic reports on Form 10-K and 10-Q (“Periodic Reports”) for such fiscal year over the EBIT of the immediately prior fiscal year as derived from the Company’s financial statements included in its Periodic Reports for such fiscal year. In respect of each of the Company’s fiscal years during the Term after the fiscal year ending December 31, 2005 and prior to January 1, 2009, the Company shall pay to the Executive a cash bonus in accordance with clause (ii) above, which bonus shall be payable within 75 days after the December 31 of the fiscal year in which the bonus is earned. In respect of each of the Company’s 2009 and 2010 fiscal years during the Term, the Executive shall be eligible to a cash bonus under the Company’s 2006 Stock Incentive Plan, as amended (the “SIP”), equal to three percent (3%) of the increase in EBIT, as derived from the Company’s financial statements included in its Periodic Reports for such fiscal year over the EBIT of the immediately prior fiscal year as derived from the Company’s financial statements included in its Periodic Reports for such fiscal year. Such bonus is intended to be a “performance-based cash award” under the SIP exempt from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be subject to the terms and conditions of the SIP governing performance-based cash awards including the Compensation Committee’s written certification of the increase in EBIT prior to payment of the bonus. Any such bonus shall be paid following such certification and shall be paid within 75 days after the December 31 of the fiscal year in which the bonus is earned. Notwithstanding anything contained in this Agreement, in no event shall the bonus contemplated by this Section 4.2(b) exceed One Million ($1,000,000) Dollars with respect to each fiscal year during the Term.

4.	Section 4.2 (c) is hereby added to the Agreement immediately following Section 4.2(b) of the Employment Agreement as follows:

Mr. Awadhesh Sinha
October 14, 2008

          (c)           The Executive shall be eligible to be awarded such additional bonus compensation, if any, as shall be determined from time to time by the Board of Directors (or appropriate committee thereof) of the Company, in its sole discretion, which shall be final, conclusive and binding.

5.	Section 4.3 of the Employment Agreement is hereby amended and restated in its entirety as follows:

          (a)          Subject to subsection (e) below, for the period commencing July 1, 2008 and ending December 31, 2008, the Company shall provide for a mandatory deferral in an amount equal to 25% of the Executive’s Base Salary payable pursuant to the terms hereof during such period (the “Initial Reserve”), it being understood that within 30 days of December 31, 2010 the Company shall pay to the Executive an amount equal to the Initial Reserve; provided, that the Executive remains in the employ of the Company on December 31, 2010.

          (b)          Subject to subsection (e) below, for the period commencing January 1, 2009 and ending December 31, 2009, the Company shall provide for a mandatory deferral in an amount equal to 12.5% of the Executive’s Base Salary payable pursuant to the terms hereof during such period (the “2009 Reserve”), it being understood that within 30 days of December 31, 2010 the Company shall pay to the Executive an amount equal to the 2009 Reserve; provided, that the Executive remains in the employ of the Company on December 31, 2010.

          (c)          Subject to subsection (e) below, for the period commencing January 1, 2010 and ending December 31, 2010, the Company shall provide for a mandatory deferral in an amount equal to 7.5% of the Executive’s Base Salary payable pursuant to the terms hereof during such period (the “2010 Reserve”), it being understood that within 30 days of December 31, 2010 the Company shall pay to the Executive an amount equal to the 2010 Reserve; provided, that the Executive remains in the employ of the Company on December 31, 2010.

          (d)          If the Executive is terminated pursuant to Section 5.4, the Executive shall receive a pro-rata portion of the deferred cash compensation (i.e., the applicable percentage (depending on the period during which termination occurs) of the Executive’s aggregate Base Salary paid through the date of such termination), subject to the Delay Period set forth in Section 10.8(c) hereof and payable on the first payroll date occurring on or after the expiration of the Delay Period, provided that, in the event of Executive’s death such amount shall be payable to the Executive’s estate within 90 days following the Executive’s death.

          (e)          The amounts subject to mandatory deferral by the Company pursuant to this Section 4.3 (the “Reserve Funds”) shall constitute an unsecured promise by the Company to pay such amounts in the future, pursuant to the terms set forth above. In no event shall the provisions of this Section 4.3 obligate the Company to create or fund a trust, escrow or other set aside of assets for the maintenance of the Reserve Funds.

Mr. Awadhesh Sinha
October 14, 2008

6.	Section 4.4 is hereby amended and restated in its entirety as follows:

The Company shall, at the direction of the Executive, either reimburse the Executive for, or directly pay the cost of, the lease of an automobile during the Term and all usual expenditures in connection therewith (i.e. fuel, insurance, parking, customary maintenance and repairs) in an amount not to exceed One Thousand Seven Hundred Fifty ($1,750) Dollars per month, less such deductions as shall be required to be withheld by applicable law and regulations. Any reimbursements by the Company pursuant to this Section 4.4 shall be subject to, and made in accordance with, Section 10.8(d) hereof.

7.	The last sentence of Section 5.4 is hereby amended and restated in its entirety as follows:

Such amount shall be subject to the Delay Period set forth in Section 10.8(c) hereof and payable to the Executive by the Company based on the Company’s regular payroll periods commencing on the first payroll date occurring on or after the expiration of the Delay Period, provided that, in the event of Executive’s death such amount shall become payable to the Executive’s estate based on the Company’s regular payroll periods commencing within 90 days following the Executive’s death.

8.	A new sentence is hereby added to the end of Section 5.5(a) as follows:

Such amount shall be paid in a lump sum and shall be subject to the Delay Period set forth in Section 10.8(c).

9.	Section 5.5(c)(i) is hereby amended by replacing “20%” with “30%.”

10.	Section 5.5(c)(ii) is hereby amended by replacing “24” with “12” in each place appearing therein and by replacing the words “two-thirds” with the words “a majority.”

11.	Section 5.6 is hereby amended by adding the following sentence to the end thereof:

Such release shall be executed prior to the expiration of the Delay Period set forth in Section 10.8(c) hereof.

Mr. Awadhesh Sinha
October 14, 2008

12.	A new Section 10.8 is hereby inserted immediately following Section 10.7 to read as follows:

Section 10.8 Section 409A of the Code.

          (a)          It is intended that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements under Code Section 409A. The Company shall have no liability to the Executive with regard to any failure to comply with Code Section 409A.

          (b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “discharge,” “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

          (c)          If Executive is deemed on the date of termination of his employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 10.8, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death (the “Delay Period”). Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to Executive in a lump sum.

Mr. Awadhesh Sinha
October 14, 2008

          (d)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

(e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

          (f)          Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.

The parties hereby agree that nothing herein shall constitute Good Reason, as defined in the Agreement, and the Executive hereby acknowledges receipt of all amounts due and payable to him or on his behalf pursuant to the terms of the Agreement through October 14, 2008.

Mr. Awadhesh Sinha
October 14, 2008

          Please acknowledge the Executive’s agreement to the foregoing by signing a copy of this Amendment No. 2 in the space provided below and returning it to the Company, Attention: Chief Executive Officer.

Very truly yours,

STEVEN MADDEN LTD.

	By:	/s/ Edward R. Rosenfeld

Edward R. Rosenfeld
Chief Executive Officer

READ AND AGREED:

/s/ Awadhesh Sinha

Awadhesh Sinha